UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):

April 17, 2009

AXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-24085	94-3031310
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

4281 Technology Drive

Fremont, California 94538

(Address of principal executive offices)

510) 683-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 17, 2009, AXT, Inc. (the “Company”), entered into a Separation Agreement and General Release of Claims (the “Agreement”) with Philip C.S. Yin, its former Chief Executive Officer and Chairman of the Board.  As previously announced by the Company, Dr. Yin resigned as Chairman and Chief Executive Officer and as a member of the Board of Directors effective March 17, 2009.

Pursuant to the terms of the Agreement, the Company will provide to Dr. Yin certain separation benefits as a result of the termination of his employment, subject to Dr. Yin’s execution of and compliance with a general release of claims.  Under the Agreement, the Company will pay to Dr. Yin a lump sum payment in the amount of $340,000, representing 12 months of his base salary, less applicable withholding and less the sum of $11,812.20 representing amounts due to the Company by Dr. Yin.  In the event that Dr. Yin timely elects to obtain continued group health insurance coverage under COBRA following his termination of employment, the Company will pay the full premiums for such coverage through the earlier of (i) March 31, 2010, or (ii) the date on which Dr. Yin first becomes eligible to obtain other comparable group health insurance coverage.  Under the Agreement, all outstanding but unvested options to purchase Company common stock held by Dr. Yin will vest in full immediately prior to the date of termination of employment.  In addition, the period of exercisability of any vested stock options held by Dr. Yin has been extended to September 30, 2011 or expiration of the individual option grant, whichever occurs first.

In consideration for these benefits, Dr. Yin has granted to the Company a release of claims.  Dr. Yin has also agreed, that for a period of one year following the date of the Agreement, he will not, directly or indirectly, solicit employees to terminate their employment with the Company.

A copy of the Agreement is attached hereto as Exhibit 10.33.

Item 9.01  Financial Statements and Exhibits.

(c)           Exhibits.

Exhibit No.	Description
Exhibit 10.33	Separation Agreement and General Release of Claims between AXT, Inc. and Philip C.S. Yin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 20, 2009

AXT, INC.

By:	/S/ WILSON W. CHEUNG
Wilson W. Cheung
Chief Financial Officer